EXHIBIT 10.13.1
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDMENT (“Amendment”) to the Amended and Restated Employment Agreement, effective as of March 1, 2007 (the “Employment Agreement”) is made and effective as of June 1, 2008 (the “Effective Date”), between Visteon Corporation, a Delaware corporation, (“Visteon”) and Michael F. Johnston (the “Executive”). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement, except as otherwise provided.
          WHEREAS, in order to ensure an orderly succession, as of the Effective Date, the Board of Directors of Visteon desires to continue the Executive’s employment as Chairman of the Board of Directors and to appoint Donald J. Stebbins as Chief Executive Officer of Visteon; and
          WHEREAS, the Board of Directors and the Executive desire to amend the Employment Agreement; and
          WHEREAS, Visteon and the Executive desire to amend the Employment Agreement, in part, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
          NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
1. The first sentence in Section 1 is hereby amended by deleting the words “Chief Executive Officer and.”
2. Section 3 is hereby amended in the following respect:
i.	The first sentence is amended by deleting the words “Chief Executive Officer and” and replacing the word “positions” with “position.”
3. The text in Section 8 is hereby deleted in its entirety and is replaced with the following:
     Transition Bonus. The Executive shall be paid an amount equal to $2,500,000.00 on the Effective Date as a transition bonus; provided, however, if the Executive voluntarily resigns from employment or Executive is terminated by reason of Cause before December 31, 2008, the Executive shall pay to Visteon an amount equal $2,500,000.00 multiplied by a fraction the numerator of which is the number of days from such termination date until December 31, 2008, and the denominator of which is the total number of days from March 1, 2007 until December 31, 2008. Visteon acknowledges and agrees that all of the Executive’s outstanding stock options, restricted stock units and stock appreciation rights shall become fully vested on the earlier of: (i) his date of death or disability (as determined under Visteon’s long term disability plan applicable to the Executive),

(ii) his termination without Cause, (iii) his termination of employment by mutual agreement of the parties, (iv) a Change in Control (as such term is defined in the Change in Control Severance Agreement between Visteon and the Executive) or (v) on December 31, 2008, if the Executive remains employed with the Company through December 31, 2008 (and has not voluntarily resigned or been terminated for Cause on or before such date). Further, in the event of a Change in Control prior to the Executive’s termination of employment and on or before December 31, 2008, the amount of $2,500,000.00 to which the Executive is entitled hereunder shall be an offset against severance payments, if any, under such Change in Control Severance Agreement.

4.	The following sentence is hereby added to the end of Section 12 as follows:

Notwithstanding any other provision herein, if Visteon determines that Executive is a “specified employee,” for purposes of Section 409A of the Code, on the date of “separation from service” (within the meaning of Section 409A of the Code), no compensation or benefits under this Employment Agreement shall be paid or provided to Executive during the period lasting six months from the date of such “separation from service” (“Six-Month Period”), to the extent such payment or provision could reasonably result in additional taxes under Section 409A of the Code (as determined by the Executive). Executive shall promptly notify Visteon of his determination (and in any case within ten (10) days following Visteon’s request therefore and Visteon may defer payments hereunder for such ten-day period). If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the Six-Month Period, along with simple interest at LIBOR as in effect on the date of Executive’s “separation from service”.

VISTEON CORPORATION

By:	/s/ Dorothy L. Stephenson

Name: Dorothy L. Stephenson Title: Senior Vice President, HR

/s/ Michael F. Johnston

Michael F. Johnston

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